Exhibit 99.1

Sportsman’s Warehouse Announces Chief Executive Officer Transition

MIDVALE, Utah, March 14, 2018 (GLOBE NEWSWIRE) — Sportsman’s Warehouse (Nasdaq: SPWH) announced today the retirement of its Chief Executive Officer, John Schaefer. Mr. Schaefer also resigned as a member of the Board of Directors. Mr. Jon Barker, the Company’s President and Chief Operating Officer, has been appointed as the Company’s Chief Executive Officer and has also been appointed to the Board of Directors to fill the vacancy created by Mr. Schaefer’s retirement.

Mr. Schaefer stated, “After a tenure of almost 9 years leading our Company and watching it grow from 25 stores to almost 90 stores, the time is right to let the next generation of retail executives take over the reins. Our Company is in excellent financial shape, our growth strategy is clear and I feel confident about our strong positioning in the outdoor sporting goods niche. I am proud to have had the opportunity to lead this exceptional Company.”

Mr. Schaefer’s retirement represents the culmination of several years of transition planning. “We recruited Jon Barker as President and COO last March with the expectation that he would not only apply his expertise in heading up our growing e-commerce platform, but would also be prepared in time to be our next CEO,” Mr. Schaefer added. “The Board and I are all impressed by the significant contributions Jon has made over the last year. We are confident Jon is prepared to lead the Company’s next phase of growth by expanding its national retail footprint and accelerating its e-commerce capabilities as a full-fledged omni-channel retailer.”

Prior to joining the Company in March 2017, Mr. Barker was VP Global Officer for Wal-Mart Stores, Inc. where he served in the dual roles of President and CEO of Hayneedle.com, a leading online home furnishings retailer, since 2013, and effective January 2017 as group leader for the Home and Outdoor furnishings categories for U.S. ecommerce across Walmart.com, Jet.com and Hayneedle.com. From 2008 to 2013, Mr. Barker was Chief Operating Officer of Hayneedle.com. Prior to Walmart, Mr. Barker served as Senior Vice President of Distribution-Logistics at Cornerstone Brands from 1999 to 2008, which is comprised of home and lifestyle brands, including Frontgate, Ballard Designs, Garnet Hill, Grandin Road, and Improvements.

“On behalf of the Board of Directors, I want to thank John for the exceptional job he has done guiding our Company’s transformation from its challenging position in 2009 to its industry leading status today,” stated Chris Eastland, Chairman of the Board and partner at Seidler Equity Partners. “He has worked tirelessly from when we hired him almost nine years ago, achieving results significantly greater than we expected at the time. John’s preparation over the last year for a smooth transition upon his planned retirement is just one example of his thoughtful leadership. We have equal confidence in Jon Barker and the rest of the executive team and expect Sportsman’s will continue to grow and evolve under their leadership in ways that will benefit our shareholders, our employees and our loyal customers.”

Jon Barker stated, “It is a privilege to be appointed as the next CEO for Sportsman’s Warehouse. I have enjoyed working directly with John over the past year and am grateful for his partnership, as well as the strong team he has built at the Company. I am excited to work with the Board and our great team to lead the next chapter of growth for Sportsman’s Warehouse and tap the many opportunities we see ahead for the business.”

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements with respect to our outlook for future growth. Investors can identify these statements by the fact that they use words such as “continue”, “expect”, “may”, “opportunity”, “plan”, “future”, “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations, risks related to the Company’s retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company’s filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 28, 2017 which was filed with the SEC on March 24, 2017 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company’s website at www.sportsmanswarehouse.com.

Investor Contact:

ICR, Inc.

Farah Soi/Rachel Schacter

(203) 682-8200

investors@sportsmanswarehouse.com